CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTERSTATE DATA USA, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

March 21, 2007

The undersigned, being a duly authorized officer of Interstate Data USA, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.  The following resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring the proposed amendment to be advisable and in the best interest of the Corporation was duly adopted by unanimous written consent of the Board of Directors of the Corporation:

RESOLVED, that, the Board hereby proposes and declares it to be advisable and in the best interests of the Corporation to amend the Certificate of Incorporation of the Corporation by striking out the first sentence of Section 4 thereof in its entirety and by substituting in lieu thereof the following new first sentence:

“4.  Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Forty Million (40,000,000), consisting of (i) Twenty Million (20,000,000) shares, par value $.001 per share, of common capital stock (“Common Stock”) and (ii) Twenty Million (20,000,000) shares, par value $.001, of preferred capital stock (“Preferred Stock”).

Upon the date the Corporation files a Certificate of Amendment to its Amended and Restated Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware (the “Effective Date”), each four shares of Common Stock issued and outstanding immediately prior to the Effective Date shall be, without any action of the holder thereof, automatically converted into one fully paid and nonassessable share of Common Stock.

After the Effective Date, each holder of record of one or more certificates representing shares of the old Common Stock shall be entitled to receive one or more certificates representing the proportionate number of shares of new Common Stock on surrender of a stockholder’s old certificates for cancellation. If a stockholder shall be entitled to a number of new shares of Common Stock which is not a whole number, then the number of new shares of Common Stock issued to the stockholder shall be rounded up to the nearest whole number in lieu of such fractional share.”

2.  That a majority of stockholders of the Corporation have given their written consent to the foregoing amendment and that all non-consenting stockholders of the Corporation have received prompt notice of the action taken by the majority of the stockholders in accordance with applicable provisions of Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.  That the foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

4.  That this Certificate of Amendment shall become effective upon its filing in the office of the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed as of the date first above written.

INTERSTATE DATA USA, INC.

By:	Randy Carpenter
Name: Randy Carpenter
Title: President